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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES



Queen Sand Resources, Inc., a Nevada corporation

Northland Operating Co., a Nevada corporation

Corrida Resources, Inc., a Nevada corporation

Queen Sand Resources (Canada) Inc., a corporation formed under the laws of Ontario.